                                                                      Exhibit 12

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                             (Amounts in Thousands)
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
                                                               Year Ended December 31,                             March 31,
                                            ---------------------------------------------------------------------------------------
                                              1998         1999         2000         2001         2002         2002         2003
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations    $  77,394    $  85,116    $  99,388    $  89,649    $ 100,908    $  23,583    $  38,385
                                            =========    =========    =========    =========    =========    =========    =========

Fixed charges:
Interest expense including amortization
    of deferred costs and capitalized
    interest                                $  67,096    $  81,423    $  95,230    $  94,697    $  86,365    $  21,403    $  21,060
Ground Rent 33%                             $     120    $     176    $     244    $     234    $     252    $      62    $      69
Preferred Dividends                         $  20,139    $  32,419    $  42,563    $  46,343    $  45,396    $  11,765    $  14,111
Proportionate share of fixed charges of
    50% owned joint ventures accounted
    for using equity method of accounting   $    --      $    --      $    --      $    --      $    --      $    --      $    --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

                   Total fixed charges      $  87,355    $ 114,018    $ 138,037    $ 141,274    $ 132,013    $  33,230    $  35,240
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period      ($  9,900)   ($ 13,400)   ($ 18,200)   ($ 12,927)   ($  9,157)   ($  2,317)   ($  1,977)
Preferred Dividends                         ($ 20,139)   ($ 32,419)   ($ 42,563)   ($ 46,343)   ($ 45,396)   ($ 11,765)   ($ 14,111)
Amortization of capitalized interest
    during the period                       $     826    $   1,272    $   1,879    $   2,310    $   2,616    $     655    $     720
Majority-owned subsidiary adjustments       $   3,312    $  11,809    $  19,593    $  21,502    $  21,570    $   5,604    $   3,064
Equity Company Adjustments                  ($ 13,351)   ($ 24,713)   ($ 23,296)   ($ 18,560)   ($ 32,769)   ($  6,726)   ($ 10,099)
Equity Company Adjustments Distributed
    Income                                  $  12,903    $  24,713    $  23,296    $  18,560    $  32,769    $   5,367    $  10,099
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed
    charges and preferred dividends         $ 138,400    $ 166,396    $ 198,134    $ 195,465    $ 202,554    $  47,631    $  61,321
                                            =========    =========    =========    =========    =========    =========    =========

Ratio of earnings to Combined Fixed
    charges                                 $    1.58    $    1.46    $    1.44    $    1.38    $    1.53    $    1.43    $    1.74
                                            =========    =========    =========    =========    =========    =========    =========
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